CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Combined Proxy Statement/Prospectus on Form N-14 of SCM Trust and to the use of our report dated May 31, 2016 on the financial statements and financial highlights of AR Capital Real Estate Income Fund, AR Capital BDC Income Fund, and AR Capital Global Real Estate Income Fund, each a series of shares of beneficial interest of Realty Capital Income Funds Trust. Such financial statements and financial highlights appear in the March 31, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
August 12, 2016